EXHIBIT (5) & (23)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 212 839 5300 212 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

September 12, 2006

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), pursuant to a Distribution Agreement dated March 31, 2006 (the “Distribution Agreement”) between the Company and MLPF&S, of the Company’s Floating Rate Subordinated Notes, due September 15, 2006 (the “Securities”) in an amount equal to $425,000,000 aggregate principal amount of the Securities. We have also examined a copy of the Indenture between the Company and JPMorgan Chase Bank, N.A. as Trustee, dated as of April 1, 1983, as amended (the “Indenture”), and the Company’s Registration Statement on Form S-3 (File No. 333-132911) relating to the Securities (the “Registration Statement”).

Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Securities have been duly and validly authorized by the Company and, when the Securities have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Distribution Agreement, the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles at equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated September 12, 2006. We also consent to the use of our name under the caption “United States Federal Income Taxation” in the pricing supplement related to the offering of the Securities.

Very truly yours,

/s/    SIDLEY AUSTIN LLP